Anthony Capital Management, LLC	November 2021 Code of Ethics

Anthony Capital Management, LLC

Code of Ethics

November 2021

THIS MANUAL IS THE PROPERTY OF ANTHONY CAPITAL MANAGEMENT, LLC AND MUST BE RETURNED BY AN EMPLOYEE UPON THE EMPLOYEE’S TERMINATION OF EMPLOYMENT. THE CONTENTS OF THIS MANUAL ARE CONFIDENTIAL, AND MUST NOT BE REVEALED TO THIRD PARTIES.

Anthony Capital Management, LLC	November 2021 Code of Ethics

TABLE OF CONTENTS

1	INTRODUCTION		5
2	OVERSIGHT OF THE CODE OF ETHICS		6
2.1	Acknowledgement of the Code		6
2.2	Reporting Violations		6
2.3	Sanctions for Failure to Comply with the Code of Ethics		6
2.4	CCO’s Preclearance Requests		6
3	EMPLOYEE SUPERVISION		6
4	OVERSIGHT OF KEY SERVICE PROVIDERS		7
5	CONFLICTS OF INTEREST GENERALLY		7
6	GIFTS AND ENTERTAINMENT		8
6.1	Introduction		8
6.2	Gifts and Entertainment Policy		8
6.3	Permissible Entertainment		8
6.4	Permissible Gifts		9
6.5	Pre-Approval of Gifts		9
6.6	Pre-Approval of Entertainment		9
6.7	Reporting of Gifts and Entertainment		9
7	ANTI-BRIBERY POLICY AND PROCEDURES		9
7.1	Anti-Bribery Policy		9
	7.1.1	Foreign Corrupt Practices Act	10
	7.1.2	FCPA Red Flags	10
	7.1.3	Preclearance Requirement	10
8	POLITICAL CONTRIBUTIONS AND PAY TO PLAY		11
8.1	Introduction		11
8.2	Pay to Play Policy		11
8.3	New Employee Certification		11
9	PERSONAL TRADING POLICY		12
9.1	General Policy		12
9.2	Definition of Covered Account		12
9.3	Definition of Non-Discretionary Account		12
9.4	Definition of Reportable Security		12
9.5	Reporting of Employee’s Holdings and Transactions		13
	9.5.1	Initial Holdings Report	13
	9.5.2	Annual Holdings Report	13
	9.5.3	Duplicate Brokerage Statements (Quarterly Transaction Report)	13
	9.5.4	New Accounts	14
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Anthony Capital Management, LLC	November 2021 Code of Ethics

9.6	Prohibited Transactions		14
9.7	Pre-approval of Liquidating Trades		14
9.8	Cryptocurrency Trades		14
9.9	Exemption from Reporting on Automatic Investment Plans		14
9.10	Limited Offerings		14
9.11	Limited Offerings Policy Quarterly Compliance Attestation		15
9.12	Initial Public Offerings		15
9.13	Specific Account Exemptions		15
9.14	Review and Retention of Reports		15
	9.14.1	Escalation of Violations and Sanctions	15
	9.14.2	Confidentiality	15
9.15	The Restricted List		15
10	OUTSIDE BUSINESS ACTIVITIES		16
10.1	Outside Business Activities Policy		16
10.2	Family Member’s Conflicts of Interest		16
10.3	Outside Business Activities Policy Quarterly Compliance Attestation		16
11	INSIDER TRADING		16
11.1	Introduction		16
11.2	Penalties for Insider Trading		17
11.3	Definitions		17
	11.3.1	Nonpublic Information	17
	11.3.2	Material Information	17
	11.3.3	Insider and Temporary Insider	17
	11.3.4	Tipper / Tippee Liability	18
11.4	Breach of Duty		18
11.5	Firm’s Insider Trading Policy		18
11.6	Procedures Designed to Detect and Prevent Insider Trading		18
11.7	Insider Trading Policy Quarterly Compliance Attestation		18
11.8	Compliance Responsibilities		19
12	WHISTLEBLOWER POLICY		19
12.1	Introduction		19
12.2	Non-Retaliation Policy		19
12.3	SEC’s Whistleblower Program		20
Appendix A – Employee Acknowledgement of Receipt and Compliance Attestation			21
Appendix B – New Employee Political Contribution Disclosure Form			22
Appendix C – Liquidating Trade Pre-Approval Request Form			24
Appendix D – Initial/Annual Holdings Report			25
Appendix E – Limited Offerings Participation Request Form			27
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Anthony Capital Management, LLC	November 2021 Code of Ethics

Appendix F – Outside Business Activity Pre-Approval and Insider Disclosure Statement	29
Appendix G – Insider Trading Procedures	31

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Anthony Capital Management, LLC	November 2021 Code of Ethics

1	INTRODUCTION

The “Code of Ethics Rule” of the Investment Advisers Act of 1940 (the “Advisers Act”) requires investment advisers registered with the U.S. Securities and Exchange Commission (“SEC”) to adopt a written code of ethics. The Firm is currently one Employee, to the extent the Firm expands, this Code of Ethics (the “Code”) sets forth standards of conduct that will be expected for any president, partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Anthony Capital Management, LLC (“Anthony Capital” or the “Firm”) or any other person who provides investment advice on behalf of the Firm and is subject to the Firm’s supervision and control (each an “Employee”). The Code reflects Anthony Capital’s and each Employee’s fiduciary duty to the sub-advised public fund (the “Fund”) and the investors in the Fund, collectively referred to herein as the “Clients.” The Code also addresses certain possible conflicts of interest and includes Anthony Capital’s personal trading policy. The Code should be read in conjunction with Anthony Capital’s Supervisory Procedures and Compliance Manual (the “Manual”).

Advisers Act imposes on investment advisers a broad fiduciary duty to act in the client’s best interests. This duty of utmost good faith includes full and fair disclosure of all material facts and an Advisers obligation to use reasonable care to avoid misleading clients. Advisers must act solely in the best interests of the client and be loyal to the client. Advisers must make full and fair disclosure of all material facts, particularly where adviser’s interests diverge from clients’ interests. This duty is very broad, and can apply whenever an adviser has any interest (personal or professional) that is in conflict with duties owed to a client.

The following standards of business conduct will govern the interpretation and administration of this Code:

•	The interests of the Clients must be placed first at all times.

•	All investment transactions (including personal investment transactions) must be conducted consistent with this Code, and in such a manner as to avoid any actual or potential conflict of interest, or any abuse of an Employee’s position of trust and responsibility.

•	Employees must not misrepresent Anthony Capital or their role within the Firm.

•	Employees should not take inappropriate advantage of their positions with Anthony Capital; and

•	Employees must comply with all applicable federal securities laws.

The Code is designed to cover a variety of circumstances and conduct. However, no policy or procedure can anticipate every possible situation. Consequently, Employees are expected not only to abide by the letter of the Code, but also to aspire to its spirit by upholding Anthony Capital’s fundamental ideals that include integrity, honesty and trust.

Anthony Capital may modify any or all of the policies and procedures set forth in the Code. Should revisions be made, Employees will receive written notification from Doug Reich, the Chief Compliance Officer (the “CCO”).

The Code should be kept by each Employee for future reference and its guidelines should be made an active part of the Employee’s normal course of business. In the event that an Employee has any questions regarding his or her responsibilities under the Code, he or she must contact the CCO.

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Anthony Capital Management, LLC	November 2021 Code of Ethics

2	OVERSIGHT OF THE CODE OF ETHICS

2.1	Acknowledgement of the Code

Each Employee must execute and return to the CCO the “Employee Acknowledgement of Receipt and Compliance Attestation” form attached hereto as Appendix A, upon hire and annually thereafter, certifying that he or she has read and understands the Code’s contents.

2.2	Reporting Violations

All Employees must promptly report any violations of the Code and any federal securities laws to the CCO.

2.3	Sanctions for Failure to Comply with the Code of Ethics

If it is determined that an Employee has committed a violation of the Code, Anthony Capital may impose sanctions and/or take other action as deemed appropriate. These actions may include, among other things, disgorgement of profits, criminal or civil penalties, a letter of caution or warning, suspension or termination of employment, and/or notification to the SEC of the violations.

2.4	CCO’s Preclearance Requests

In all circumstances requiring pre-clearance under the Code, the President will provide written pre- approval to the CCO.

3	EMPLOYEE SUPERVISION

Pursuant to Advisers Act Section 203(e), if an investment adviser fails to reasonably supervise an employee and that person violates the Federal Securities Laws, then the SEC may censure, limit the activities of, or revoke, the registration of the investment adviser. However, Section 203(e)(6) states that an investment adviser will not be deemed to have failed to reasonably supervise any person if the adviser has: (i) established procedures and a system for applying such procedures, that would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person; and (ii) reasonably discharged the duties and obligations incumbent upon it by reason of such procedures and system without reasonable cause to believe that such procedures and system were not being complied with.

The Firm takes seriously its obligation to supervise its Employees. Accordingly, the Firm’s “Compliance Program,” which is comprised of the policies and procedures contained in the Manual and this Code, is designed to ensure that it reasonably supervises its Employees with a view to preventing violations of the Advisers Act and its rules, as well as other applicable Federal Securities Laws. The Firm expects each Employee who acts in a supervisory capacity to oversee any other Employee under his or her supervision in a manner consistent with the policies and procedures contained in the Compliance Program. the Firm’s management shall have overall responsibility for assigning supervisory responsibility. Any questions regarding the scope of this expectation should be brought to the attention of the President.

Where CCO (or other managerial) approval is required for the Firm or an Employee to take certain actions, the CCO (or such other person) may deny or withhold approval if, in the CCO’s (or such other person’s) good faith determination, the proposed action by the Employee would not be in the best interests of the Firm and its Clients, or would otherwise violate applicable policies and procedures, contractual restrictions or laws and regulations.

The Firm routinely retains an independent third-party firm that conducts background checks on prospective employees (for example, confirming employment histories, disciplinary records, financial background and credit information) and contacts personal references. In addition, the Firm will not employ persons with a prior disciplinary history (for example, discipline regarding misappropriation, unauthorized trading, forgery, bribery or making unsuitable recommendations). However, should the Firm employ a person with a disciplinary history, the Firm will implement additional procedures so that the Firm is able to identify any misconduct by such person.

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Anthony Capital Management, LLC	November 2021 Code of Ethics

4	OVERSIGHT OF KEY SERVICE PROVIDERS

Generally, the Firm conducts initial due diligence and annual reviews of its third-party service providers that perform key services including, for example, portfolio administration, audit, custodial services, and brokerage services (a “Service Provider”). The nature and extent of the initial due diligence and the ongoing oversight is commensurate with the level of services provided and varies based on factors such as the nature of the service provided, the risk exposure, the importance of the services to the Firm’s operations, whether there are ready backups or alternatives, contract terms, the Service Provider’s experience and monitoring systems, the nature of any reporting provided to the Firm, the nature of any exceptions, the Firm’s relationship, knowledge and familiarity with the Service Provider and whether Client funds are at risk based on the service provided.

Initial due diligence and ongoing oversight of Service Providers is primarily conducted by the Employees responsible for the engagement of a particular Service Provider but may include review and input from other functional areas or individuals. Additionally, as part of its Annual Compliance Review (see the Manual, Section 1.5.1), the CCO will conduct an annual review of Service Providers.

The initial due diligence and annual reviews may include:

•	Completion of a Service Provider review questionnaire.

•	Review of summaries of the Service Provider’s policies and procedures that are relevant to the services provided to the Firm.

•	On-site visits to the Service Provider or in-person visits to by the Service Provider to the Firm by the Service Provider’s employees.

•	Receipt and review of a Service Provider’s SSAE 16 reports or other audits of relevant internal controls and processes.

•	Ongoing review and oversight of the Service Provider’s work product, including the escalation, review and remediation of any issues and breaches identified.

The CCO documents the results of annual Service Provider due diligence reviews.

5	CONFLICTS OF INTEREST GENERALLY

It is the Firm’s policy generally that all Employees act in good faith and in the best interests of the Firm. To this end, Employees must not put themselves or the Firm in a position that would create even the appearance of a conflict of interest. If you have any doubts or questions about the appropriateness of any interests or activities, you should contact the CCO. Any interest or activity that might constitute a conflict of interest under this Code must be fully disclosed to the CCO so that a determination may be made whether such interest or activity should be disclosed to Clients, disposed of, discontinued or limited. The following sections of this Code are designed to address the material conflicts of interest that Employees can expect to encounter in fulfilling their responsibilities to the Firm.

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Anthony Capital Management, LLC	November 2021 Code of Ethics

6	GIFTS AND ENTERTAINMENT

6.1	Introduction

It is Anthony Capital’s policy generally that all Employees act in good faith and in the best interests of the Firm. To this end, Employees must not put themselves or the Firm in a position that would create even the appearance of a conflict of interest. If you have any doubts or questions about the appropriateness of any interests or activities, you should contact the CCO. Any interest or activity that might constitute a conflict of interest under this Code must be fully disclosed to the CCO so that a determination may be made as to whether such interest or activity should be disclosed to Clients, disposed of, discontinued or limited.

6.2	Gifts and Entertainment Policy

Employees giving or receiving gifts or entertainment to individuals or firms with whom the Firm does, or is likely to do, business with may give the appearance of a conflict of interest. Anthony Capital’s “Gifts and Entertainment Policy” distinguishes between a “Gift” and “Entertainment.” Gifts are items (or services) of value that a third party provides to an Employee (or an Employee to a third party) where there is no business communication involved in the enjoyment of the gift. Entertainment contemplates that the giver participates with the recipient in the enjoyment of the item or service. Entertainment is only appropriate when used to foster and promote business relationships for the Firm. Meals and entertainment customarily associated with ethical business practices and cannot be reasonably interpreted by others as constituting an inducement to take a particular action is acceptable. If an Employee believes the meal or entertainment might be excessive, he or she must obtain pre-approval from their supervisor and the Chief Compliance Officer.

Solicitation of Gifts and/or Entertainment from individuals or firms with whom Anthony Capital does, or is likely to do, business with is unprofessional and is strictly prohibited. Employees also are prohibited from directly or indirectly making, soliciting or accepting any loans (for example, crowdfunding loans) other than accepting personal loans from a recognized lending institution made in the ordinary course of business on usual and customary terms.

6.3	Permissible Entertainment

Employees may not pay for or receive any entertainment with a value in of $250 or more from anyone with whom Anthony Capital has or is likely to have any business dealings, without reporting to the CCO and as follows:

•	Meals and Entertainment customarily associated with ethical business practices and cannot be reasonably interpreted by others as constituting an inducement to take a particular action is acceptable.

•	Payment of out-of-town accommodation expenses by a sponsor of an industry, company or business conference involving multiple attendees from outside the firm where your expenses are being paid by the sponsor on the same basis as those other attendees. (Employees are required to obtain approval from the President or the CCO prior to accepting out-of-town accommodations or travel expenses.)

Spouses and other family members may at times attend business meals or entertainment. Trends and unusually high frequency and value of such situations should be monitored by the Employee to ensure that actual or apparent conflicts of interest are avoided.

This policy generally does not apply to meals or entertainment associated with events held for the purpose of raising funds for a particular charity. Gifts to charity at the request of Clients are permitted; however, if a gift to a charity included a benefit to a prospective or actual client etc., the value of the benefit is subject to this policy.

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Anthony Capital Management, LLC	November 2021 Code of Ethics

6.4	Permissible Gifts

Employees may not give or receive a gift with the value of $250 or over in the aggregate during the course of a calendar year from anyone with whom Anthony Capital has or is likely to have any business dealings. Additionally, all gifts of $150 or over, given or received, should be reported to and pre-approved (for those gifts given by an Employee) to the CCO and must fall within the following parameters, gifts must be:

•	A reasonable business gift (not to exceed $300 in the aggregate over the course of a calendar year) given to an Employee from a business or corporate gift list on the same basis as other recipients of the sponsor and not personally selected for an Employee (e.g., holiday gifts).

•	From a sponsor to celebrate or acknowledge a transaction or event that are given to a wide group of recipients and not personally selected for an Employee (e.g., closing dinner gifts, gifts given at an industry conference or seminar).

•	Employees may receive wedding, graduation or similar types of gifts from Clients that in some cases may be difficult to return to the sender. As stated above, all gifts should be reported to the CCO and the CCO will consider such gifts on a case-by-case basis and make a determination whether such gifts present a conflict of interest in light of the overall relationship with the Client.

6.5	Pre-Approval of Gifts

Employees may not give or receive gifts with a value of $250 or more per year to or from each person or firm with whom Anthony Capital has or is likely to have business dealings, unless pre-approved by the CCO. Employees may not give or accept an invitation from such parties that involves Entertainment that is excessive or not usual or customary. Furthermore, an Employee may under no circumstances receive or give cash or cash equivalent gifts, such as gift cards, gift certificates, or any item that can be used as, or alongside, hard currency. If an Employee is unable to judge the value of a gift, whether a gift is considered a cash equivalent, or believes that the Entertainment may be excessive, he or she must contact the CCO for guidance.

6.6	Pre-Approval of Entertainment

As a general rule, Employees may not accept an invitation that involves entertainment that is excessive (significantly over $250) or not usual and customary. If an Employee believes the meal or entertainment might be excessive, he or she must obtain pre-approval from the CCO.

6.7	Reporting of Gifts and Entertainment

Each Employee must notify the CCO promptly upon receiving or prior to giving a Gift or invitation for Entertainment. The CCO is responsible for recording the information on the Gift and Entertainment Log. In addition, Employees will be required to complete Quarterly Compliance Attestations to confirm that they are complying with Anthony Capital’s Gifts and Entertainment Policy. Additionally, all cash and cash equivalent gifts must be forfeited to the CCO who will decide the best course of action of disposing of the gift, which may include, but is not limited to; returning the Gift to the giver or donating the gift to charity.

7	ANTI-BRIBERY POLICY AND PROCEDURES

7.1	Anti-Bribery Policy

Anthony Capital’s “Anti-Bribery Policy” prohibits Employees from offering payments, or anything else of value, to a government official that will assist the Firm in obtaining or retaining business or securing any improper business advantage, including making, promising or offering bribes to maintain existing business relationships or operations. Anyone at the Firm found to be violating Anthony Capital’s Anti-Bribery Policy will be subject to disciplinary action, which may include termination. Anthony Capital requires all Employees to report any suspicious activity that may violate the Anti-Bribery Policy to the CCO. An Employee’s failure to report known or suspected violations may itself lead to disciplinary action.

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Anthony Capital Management, LLC	November 2021 Code of Ethics

7.1.1	Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a foreign official1 for the purpose of influencing an official act or make a decision in order to obtain or retain business. The FCPA applies to all foreign officials and all employees of state-owned enterprises. The definition of foreign official is broadly interpreted by the SEC and the U.S. Department of Justice both of whom enforce the FCPA’s prohibitions.

Under the FCPA, both the Firm and its individual Employees can be criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge, but includes “consciously avoiding” the high probability that a third party representing the Firm will make or offer improper payments to a foreign official.

7.1.2	FCPA Red Flags

Investment advisers that engage foreign agents are expected to be attuned to any “red flags” in connection with the relationship, which may include:

•	The foreign country’s reputation for corruption;

•	Requests by a foreign agent for offshore or other unusual payment methods;

•	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;

•	An apparent lack of qualifications;

•	Non-existent or non-transparent accounting standards; and

•	Whether the foreign agent comes recommended or “required” by a government official.

Sanctions for violating the FCPA may include fines for the firm and individuals and jail terms for individuals.

7.1.3	Preclearance Requirement

Employees are prohibited from giving anything of value to a foreign official without the CCO’s written pre-approval.

[1]	A “foreign official” includes: any officer or employee of or person acting in an official capacity for or on behalf of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization; any employee or official of any court system, government regulatory or financial bodies, state-owned or controlled enterprises, and sovereign wealth funds; and foreign political parties and candidates for office.
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Anthony Capital Management, LLC	November 2021 Code of Ethics

8	POLITICAL CONTRIBUTIONS AND PAY TO PLAY

8.1	Introduction

The Advisers Act’s “Pay to Play Rule” restricts Anthony Capital and its Employees from making U.S. political contributions that may appear to be made for pay to play purposes, regardless of the Employee/contributor’s intent. The SEC uses the phrase “pay to play” to refer to arrangements whereby investment advisers make political contributions or related payments to government officials in order to be awarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

The Pay to Play Rule generally creates: (i) a 2-year time-out from receiving compensation for providing advisory services to a state and local government entity after political contributions have been made to government officials that are involved in awarding advisory contracts to manage the assets of state or local pension funds; (ii) a prohibition on soliciting or coordinating certain political contributions and/or payments, and (iii) a prohibition from paying certain third parties from soliciting state and local government entities.

8.2	Pay to Play Policy

Anthony Capital’s “Pay to Play Policy” prohibits the Firm and its Employees from making any contribution2 (i) to candidates running for U.S. state or local political office, (ii) to candidates running for U.S. federal office who currently hold a U.S. state or local political office, or (iii) to political parties or PACs that may contribute to such campaigns (collectively, a “Political Contribution”)

Anthony Capital will not make Political Contributions or otherwise endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship. Under no circumstances may an Employee engage in any of the foregoing activities indirectly, such as by funneling payments through third parties including, for example, attorneys, family members, friends or companies affiliated with the Firm as a means of circumventing the Pay to Play Rule.3 Employees will be required to complete Quarterly Compliance Attestations to confirm that they are complying with Anthony Capital’s Political Contributions policy.

8.3	New Employee Certification

When an individual is employed by Anthony Capital, the Firm must “look back” to that Employee’s prior Political Contributions. If the Employee is involved in soliciting Clients for Anthony Capital, then the Firm is required to look back at the Employee’s Political Contributions for two years. If the Employee is not involved in soliciting Clients for Anthony Capital, then the Firm is only required to look back six months. The CCO will determine whether any such past Political Contribution will affect Anthony Capital’s business. Upon joining the Firm, each new Employee must complete a “New Employee Political Contribution Disclosure Form” (attached hereto as Appendix B).

[2]	“Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. state, local or federal office (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities).
[3]	The Pay to Play Rule contains a “catch-all” provision that prohibits indirect acts, which if done directly would violate the Rule.
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Anthony Capital Management, LLC	November 2021 Code of Ethics

9	PERSONAL TRADING POLICY

9.1	General Policy

Pursuant to the Advisers Act’s Code of Ethics Rule, Anthony Capital has adopted the following “Personal Trading Policy.”

9.2	Definition of Covered Account

This policy applies to all “Covered Accounts” of Employees, including accounts maintained by or for:

•	The Employee’s spouse or domestic partner (except a spouse or partner with a valid separation/divorce decree) and minor children;

•	The Employee’s immediate family members[4] sharing the same household;

•	Any persons to whom the Employee provides primary financial support and either (i) whose financial affairs are managed by the Employee or (ii) for whom the Employee holds discretionary authority over financial accounts; and

•	Any accounts for entities in which the Employee has a 25% or greater beneficial interest or exercises effective control.

It is the Employee’s responsibility to ensure that his or her spouse, family members sharing the same household and persons to whom the Employee provides primary financial support are aware of this policy and adhere to it.

9.3	Definition of Non-Discretionary Account

A “Non-Discretionary Managed Account” is an account over which the Employee has no direct or indirect influence or control. This includes accounts for which an Employee has granted full investment discretion to an outside broker-dealer, bank, investment manager, or financial adviser. For an Employee to claim this status, sufficient documentation must be provided to the CCO to illustrate the investment relationship.

Non-Discretionary Managed Accounts are not deemed to be Covered Accounts for the purposes of this policy.

9.4	Definition of Reportable Security

“Reportable Securities” include a wide variety of investments such as stocks, bonds, fixed income, options, warrants, futures, currencies, and derivatives. A Reportable Security also includes all Exchange Traded Funds (“ETFs”) and Exchange Traded Notes (“ETNs”). A Reportable Security does not include (a “Non-Reportable Security”):

•	Transactions and holdings in direct obligations of the U.S. government;

•	Money market instruments defined as bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	Shares issued by money market funds;

[4]	“Immediate family member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse sibling, mother- in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.
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Anthony Capital Management, LLC	November 2021 Code of Ethics

•	Shares issued by open-end funds (mutual funds); provided that such funds are not advised by the Firm or an affiliate and such fund’s advisor or principle underwriter is not controlled or under common with the firm; and

•	Units of a unit investment trust; if the unit investment trust is invested exclusively in one or more open-end funds, provided that such funds are not advised by the Firm or an affiliate and such fund’s adviser or principle underwriter is not controlled or under common control with the Firm.

Employees are permitted to trade Non-Reportable Securities and, with the exception of providing disclosure of all brokerage accounts held at the time of joining the Firm and annually (see Appendix D-2, “Non-Reportable Securities Holdings”), Employees are not required to report trades of Non-Reportable Securities.

Employees may trade in ETFs, but only a maximum of three trades a day are allowed.

9.5	Reporting of Employee’s Holdings and Transactions

Employees are required to periodically report their personal securities transactions and holdings to the CCO. Upon commencement of employment with the Firm, Employees must provide the CCO with the names of any brokerage firms or banks where the Employee has an account in which any securities, futures or commodities are held. This includes, but is not limited to, 401(k), IRA and 529 account plans.

9.5.1	Initial Holdings Report

Each new Employee must provide the CCO with an “Initial Holdings Report” attached hereto as Appendix D for Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings.5 The Initial Holdings Report must be submitted within ten (10) days of his or her commencement of employment and the report must be current as of a date not more than 45 days prior to the individual being hired.

9.5.2	Annual Holdings Report

Each Employee must provide the CCO with an “Annual Holdings Report” (and, together with the Initial Holdings Report, the “Holdings Reports”) attached hereto as Appendix D for disclosing Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings, containing the same information required in the Initial Holdings Report as described above. The Annual Holdings Report must be submitted by February 14 and must be current as of a date not more than 45 days prior to the date that the Annual Holdings Report is submitted.

9.5.3	Duplicate Brokerage Statements (Quarterly Transaction Report)

Under the Code of Ethics Rule, Anthony Capital is required to obtain a “Quarterly Transaction Report” from its Employees. However, the Code of Ethics Rule permits Employees to submit brokerage statements in lieu of the Quarterly Transaction Report. Therefore, Anthony Capital requires Employees to instruct their brokerage firm(s) to submit duplicate brokerage account statements for all Covered Accounts directly to the CCO. In the event that an Employee’s brokerage firm does not submit the Employee’s brokerage statements directly to the CCO, Employees are required to provide the CCO with copies of their monthly or quarterly brokerage account statements relating to each Covered Account. Brokerage statements must be submitted within 30 days of the end of the calendar quarter.

[5]	“Limited offering” means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505, or Rule 506, under the Securities Act of 1933.
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Anthony Capital Management, LLC	November 2021 Code of Ethics

9.5.4	New Accounts

Employees must notify the CCO promptly (but in any event within ten (10) business days) in writing (email will suffice) if the Employee opens any new account with a brokerage firm or custodian, or moves an existing account to a different brokerage firm or custodian.

9.6	Prohibited Transactions

Employees and Covered Accounts are not permitted to maintain personal brokerage accounts for the purpose of trading single named securities except for the purpose of holding or liquidating any such holdings after the commencement of employment. Employees and Covered Accounts are permitted to liquidate positions held at the time of employment (a “Liquidating Trade”) subject to pre-clearance by the CCO. Employees are prohibited from participating in Initial Public Offerings (“IPOs”). Employees are also prohibited from personally, or on behalf of a Client, purchasing or selling securities that appear on the Firm’s Restricted List (see Section 9.15 below).

9.7	Pre-approval of Liquidating Trades

Employees may retain equity positions, acquired prior to their employment, but must obtain the CCO’s consent in order to sell any such positions. Employees must obtain the CCO’s pre-approval for all Liquidating Trades for any Covered Account(s) using the “Liquidating Trade Pre-Approval Request Form” attached hereto as Appendix C.

9.8	Cryptocurrency Trades

Employees are permitted to trade cryptocurrencies6 subject to the CCO’s pre-approval. The CCO will be the sole determinant of whether a virtual currency qualifies as a “Cryptocurrency” for purposes of this policy. All Cryptocurrency transactions are subject to a minimum holding period of at least 30 days.

9.9	Exemption from Reporting on Automatic Investment Plans

An Employee is not required to submit a Holdings Report or a Quarterly Transaction Report with respect to transactions effected pursuant to an “Automatic Investment Plan.”7

9.10	Limited Offerings

Pursuant to Anthony Capital’s “Limited Offerings Policy,” Employees and their immediate family members must obtain the CCO’s written pre-approval before entering into “Limited Offerings,” also known as private placements, using the form attached hereto as Appendix E. Limited Offerings include investments in private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution.

Prior to making the initial or any follow-on investment, the Employee must arrange for the CCO to review and obtain any private placement memorandum, subscription agreements or other like documents pertaining to the investment. Where confirmations and statements or other like documents are not available from the issuer, the Employee must promptly inform the CCO of any changes in the investment and provide the CCO with a brief written yearly update.

Employees will be required to complete Quarterly Compliance Attestations to confirm that they are complying with Anthony Capital’s Limited Offerings Policy.

[6]	“Cryptocurrencies” use cryptographic protocols, or extremely complex code systems that encrypt sensitive data transfers, to secure their units of exchange. An example of a cryptocurrency is “Bitcoin.”
[7]	“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
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9.11	Limited Offerings Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Limited Offerings Policy.

9.12	Initial Public Offerings

The Code of Ethics Rule requires Access Persons to obtain the CCO’s pre-approval prior to investing in an initial public offering (“IPO”). The Firm permits Employees to invest in IPOs subject to the CCO’s pre- approval.

9.13	Specific Account Exemptions

Any Employee who wishes to seek an exemption of a specific Covered Account from coverage under the Code must contact the CCO for an exemption/waiver request. The CCO will make a determination of whether such exemption/waiver would be in the best interests of the Firm’s Clients. The CCO will prepare a written memorandum of any exemption/waiver granted, describing the circumstances of, and reasons for, the exemption/waiver.

9.14	Review and Retention of Reports

The CCO shall review the Holdings Reports, duplicate brokerage statements (in lieu of Quarterly Transaction) Reports and any successful pre-approval forms to determine whether any violations of Anthony Capital’s policies or of the applicable securities laws have occurred. If there are any discrepancies between holdings reports, transaction reports or preclearance forms, the CCO shall contact the responsible Employee to resolve the discrepancy. If the Firm determines that an Employee has violated the Code, such Employee may be subject to disciplinary action or restrictions on further trading.

9.14.1	Escalation of Violations and Sanctions

Upon the discovery of a violation of the procedures contained in this Code, the CCO or the Firm may impose sanctions as deemed appropriate.

9.14.2	Confidentiality

The CCO and any other designated compliance personnel receiving reports of an Employee’s holdings and transactions under this Code will keep such reports confidential, except to the extent that Anthony Capital is required by law to disclose the contents of such reports to regulators.

9.15	The Restricted List

The CCO may place certain securities on a “Restricted List.” Employees are prohibited from personally, or on behalf of a Client, purchasing or selling securities that appear on the Restricted List. A security may be placed on the Firm’s Restricted List for a variety of reasons including, but not limited to:

•	Anthony Capital or an Employee is in possession of material, nonpublic information (“MNPI”) about an issuer (see Section 11 – “Insider Trading”);

•	An Employee is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Firm or such Employee to receive MNPI;

•	Anthony Capital has executed a non-disclosure or similar agreement with a specific issuer that restricts trading in that issuer’s securities;

•	An Employee trading in the security may present the appearance of a conflict of interest or an actual conflict of interest;

•	An investor relationship that involves a senior officer or director of an issuer, a “Value-Added Investor,” may present the appearance of a conflict of interest or an actual conflict of interest;
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•	Any Security which at the time of such transaction is:

–	(a) being considered for purchase or sale by a Client,
–	(b) being purchased or sold by a Client, or
–	(c) at the time of such proposed transaction, held for the account of one or more Clients.

The CCO is responsible for maintaining the Restricted List and securities will remain on the Restricted List until such time as the CCO deems their removal appropriate.

10	OUTSIDE BUSINESS ACTIVITIES

10.1	Outside Business Activities Policy

Pursuant to Anthony Capital’s “Outside Business Activities Policy,” Employees must also obtain the CCO’s written pre-approval before engaging in outside business activities. An “Outside Business Activity” includes being (whether or not on behalf of the Firm) an officer, director, limited or general partner, member of a limited liability company, employee or consultant of any non-Firm entity or organization. Employees wishing to enter into or engage in an Outside Business Activity must obtain the required written approval using the “Outside Business Activity Pre-Approval and Insider Disclosure Statement” attached hereto as Appendix F. In addition, Employees will provide information about potential conflict of interest relationships.

10.2	Family Member’s Conflicts of Interest

Employees have an ongoing responsibility to notify the Firm about any special relationship that the Employee has with an Immediate Family Member8 (see Personal Trading Policy, Definition of Covered Account, above), regardless of whether the Immediate Family Member resides with the Employee.

Employees also must notify the CCO if an Immediate Family Member:

•	Is running for a board position or involved in a proxy contest at a public company;

•	Conducts business with or works for an entity that conducts business with the Firm; or

•	Works for or on behalf of any newspaper, radio, television, magazine, Internet or other media organization.

10.3	Outside Business Activities Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Outside Business Activities Policy.

11	INSIDER TRADING

11.1	Introduction

Insider trading is prohibited primarily by Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, Section 204A of the Advisers Act requires investment advisers to adopt, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material nonpublic information (“MNPI”) by the Firm or any of its Employees or affiliates.

[8]	For purposes of the Outside Business Activities Policy, Immediate Family Members also include any partnership, corporation or other entity in which the Immediate Family Member has a 25% or greater beneficial ownership interest or in which the Employee exercises effective control.
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The term “Insider Trading” generally means one or more of the following activities (with definitions (capitalized terms) following):

•	Trading while in possession of MNPI received from an Insider;

•	Trading while in possession of MNPI received from a Temporary Insider where the information (i) was disclosed by the Temporary Insider in violation of the Temporary Insider’s duty to keep the information confidential or (ii) was misappropriated by the Temporary Insider;

•	Recommending the purchase or sale of securities while in possession of MNPI; or

•	Communicating MNPI to others (i.e., “Tipping,” see below).

11.2	Penalties for Insider Trading

Trading securities while in possession of MNPI or improperly communicating that information to others may expose an Employee to stringent penalties including fines and jail terms. The SEC can also recover profits gained or losses avoided through insider trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring the Employee from the securities business. An Employee can also be sued by investors seeking to recover damages for Insider Trading. In addition, any violation of the Code’s Insider Trading Policy (see below) can be expected to result in serious sanctions by Anthony Capital, including termination of employment. In addition, under certain circumstances, the Firm may also be liable for Insider Trading conducted by Employees and, even if the Firm is not found guilty of insider trading, the reputational damage resulting from the allegation alone may cause the Firm irreparable harm.

11.3	Definitions

11.3.1	Nonpublic Information

Information is considered nonpublic if it has not been broadly disseminated to investors in the marketplace. Direct evidence of dissemination is the best indication that information is “public,” for example, if the information has been made available to the public through publications of general circulation (i.e., The Wall Street Journal) or in a public disclosure document filed with the SEC (i.e., a Form 8K). There is no set time period between the information’s release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.

11.3.2	Material Information

Information is material if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. This may include earnings information, merger and acquisition information, significant changes in assets, and significant new products or discoveries.

11.3.3	Insider and Temporary Insider

The term “Insider” is construed by the courts to refer to an individual or entity that, by virtue of a fiduciary relationship with an issuer of securities, has knowledge of, or access to, MNPI. This may include an officer, director or employee of a company, as well as any controlling shareholder. In addition, a person can be a “Temporary Insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information. Temporary insiders include, among others, the Firm’s attorneys, accountants, consultants, financial advisors, and lending officers, and the employees of these organizations. A hedge fund employee may be considered a Temporary Insider depending on the facts and circumstances.

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11.3.4	Tipper / Tippee Liability

An Employee (the “Tipper”) who does not trade the security but learns of MNPI from an Insider or Temporary Insider, and then shares the MNPI with someone else (the “Tippee”) who then does trade that security, may be liable for the trading done by the Tippee. It therefore is important never to pass on MNPI to anyone else who may trade while in possession of MNPI or who may pass it on to others that may trade. The Tippee may be subject to liability for insider trading if the Tippee knows or should have known that the Tipper breached a duty of trust or confidence.

11.4	Breach of Duty

Insider Trading liability is premised on a breach of fiduciary duty, or similar relationship of trust or confidence. In addition to an Insider, the prohibition against Insider Trading can apply to a person even if that person has no employment with the issuer of the securities that are traded, such as a Temporary Insider.

11.5	Firm’s Insider Trading Policy

Anthony Capital’s “Insider Trading Policy” applies to every Employee and extends to activities outside the scope of his or her duties at the Firm. Anthony Capital forbids any Employee from engaging in any activities that would be considered illegal Insider Trading. Any questions regarding this Insider Trading Policy must be referred to the CCO.

11.6	Procedures Designed to Detect and Prevent Insider Trading

Before trading on their own behalf or for others, each Employee should ask himself or herself the following questions regarding information in his or her possession:

•	Is the information nonpublic? Is the information material? If, after consideration of the above, an Employee believes that the information is material and nonpublic, or if an Employee has questions as to whether the information is material and nonpublic, he or she should take the following steps:

▪	Report the potential MNPI immediately to the CCO;

▪	Do not communicate the information inside or outside of the Firm, other than to the CCO.

▪	Do not purchase or sell the securities either on behalf of himself or herself or on behalf of others; and

•	After the CCO has reviewed the issue, the Employee will be instructed either to continue the prohibition against communication and trading.

Appendix G, “Insider Trading Procedures” contains additional guidance and requirements for Employees in connection with situations that may result in the receipt of MNPI. Additionally, as discussed in Section 9 – “Personal Trading Policy,” Employees are required to disclose the existence and location of all personal trading accounts and to arrange for copies of all Covered Account brokerage statements to be sent from the outside financial institution to the Firm’s CCO. Such statements will be reviewed by the CCO.

Employees will be required to complete Quarterly Compliance Attestations to confirm that they are complying with Anthony Capital’s Insider Trading Policy.

11.7	Insider Trading Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Firm’s Insider Trading Policy.

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11.8	Compliance Responsibilities

The CCO will discuss Anthony Capital’s Insider Trading Policy during the Compliance Training Meetings to ensure that all Employees are properly trained and aware of the required reporting procedures. Upon learning of a potential violation of the Insider Trading Policy, the CCO will promptly prepare a confidential written report to be discussed with the President. The report will describe who violated the policy, how it is believed to have been violated, and will provide recommendations for further action. The CCO will check the Restricted List against pre-approval requests for Liquidating Trades.

12	WHISTLEBLOWER POLICY

12.1	Introduction

Pursuant to Anthony Capital’s “Whistleblower Policy,” it is the responsibility of all Employees to comply with the Firm’s policies and applicable law and to report violations or suspected violations, including, but not limited to, instances of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by the Firm’s policies or applicable law. All persons making reports or complaints pursuant to this Whistleblower Policy will be protected from retaliation under the Firm’s Non-Retaliation Policy that is a part of this Whistleblower Policy. The Whistleblower Policy is intended to encourage and enable employees and others to raise serious concerns within Anthony Capital prior to seeking resolution outside of the Firm.

Anthony Capital encourages Employees to share their questions, concerns, suggestions, or complaints with the someone who can address them properly. In most cases, an Employee’s direct supervisor is in the best position to address an area of concern. However, if an Employee is not comfortable speaking with his or her supervisor, or an Employee is not satisfied with his or her supervisor’s response, the Employee is encouraged to speak with the CCO.

All suspected violations will be investigated by the Firm. The CCO is responsible for promptly investigating and resolving all reported complaints or allegations of violations of the Firm’s policies and/or applicable laws. The CCO, at his discretion, may advise the Portfolio Manager of any allegations. Any Employee filing a complaint concerning a violation or suspected violation of the Firm’s policies or the law must act in good faith and have reasonable grounds for believing that the information disclosed indicates a violation. Any allegation that proves to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.

12.2	Non-Retaliation Policy

Anthony Capital forbids retaliation against anyone who, in good faith, reports or complains, assists in making a complaint, or cooperates in an investigation of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by the Firm’s policies or applicable law. Any Employee participating in an investigation is required to keep all interviews and other details of the investigation confidential to the fullest extent practicable and to refrain from discussing such matters with anyone, other than those individuals conducting or directing the investigation. Nothing in this policy prohibits an Employee from making a report, complaint, or charge to any governmental agency or from communicating with a governmental agency in connection with a report, complaint, or charge (see “SEC’s Whistleblower Program,” below). Any Employee who retaliates against another employee in violation of this policy will be subject to discipline, up to and including immediate termination.

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If, after investigating any complaint, the Firm determines that the complaint is frivolous and was not made in good faith or that an employee intentionally provided false information regarding the complaint, disciplinary action may be taken against the individual who filed the complaint or who gave the false information, up to and including termination.

12.3	SEC’s Whistleblower Program

The SEC’s “Whistleblower Program” provides monetary incentives for individuals to come forward and report possible violations of the federal securities laws to the SEC. Under the SEC’s Whistleblower Program, eligible whistleblowers are entitled to an award of between 10% and 30% of the monetary sanctions for information that leads to a successful SEC action resulting in an order of monetary sanctions exceeding $1 million. An “eligible whistleblower” is a person who voluntarily provides the SEC with original information about a possible violation of the federal securities laws that has occurred, is ongoing, or is about to occur. Employees are eligible for an award for information reported internally if the information is reported to the SEC (by either the employee or the Firm) within 120 days of the employee’s internal reporting. Anthony Capital encourages employees to follow the Firm’s Whistleblower Policy and to submit any inquiries regarding the SEC’s Whistleblower Program to the CCO.

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Appendix A – Employee Acknowledgement of Receipt and Compliance Attestation

All Employees are required to read this Code of Ethics and acknowledge having understood its contents by printing out this page, entering their name, signing and dating it and returning it to the CCO.

I do hereby acknowledge that I have received and read the Code of Ethics. I understand its content and agree to the policies and procedures set forth therein. I have had the opportunity to ask the CCO questions and I have received adequate responses. I am aware of the penalties for violation of these policies and I agree to them.

Name:

Signature:

Date:

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Appendix B – New Employee Political Contribution Disclosure Form

The Investment Advisers Act “Pay to Play Rule” puts restrictions on Anthony Capital regarding certain political contributions or other payments made by its Employees. The Pay to Play Rule contains look back provisions which provide that contributions or payments made by Employees prior to joining an investment adviser can, in some instances, disqualify the adviser from receiving compensation for managing the assets of certain public pension funds. Accordingly, so that we may determine whether any contributions made by you prior to your employment with Anthony Capital implicate Rule 206(4)- 5, all prospective Employees must complete and return the attached form prior to commencing employment. Please direct any questions to the CCO.

Set forth below is each direct or indirect Contribution1 made by the undersigned to an official of a government entity (including any state, city, county or other political subdivision and any instrumentality thereof) or candidate for such office, and each direct or indirect payment to a political party of a state or political subdivision thereof, in each case during the two-year period prior to the date of this Disclosure Form. Attach additional pages as necessary.

Name of individual (or entity) that made the Contribution:

Name of candidate/political party/political action committee to whom Contribution was made (for candidates, include name, title and any city/county/state/federal or other political subdivision affiliation):

Date and form of Contribution (i.e., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

Office to which candidate seeks or sought election:

[1]	“Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. federal (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), state or local office, including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities). Note that you must disclose contributions made by a spouse, domestic partner, minor children and other immediate family members living in your household.
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Candidate’s position at time of Contribution:

Contribution amount (or value of non-cash Contribution):

$

To the best of your knowledge, did or does the position to which the candidate sought election or the position held by the candidate at the time of the election: (a) involve direct or indirect responsibility for, or confer the ability to influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

             Yes             No

Has your spouse, domestic partner, minor children or other immediate family members living in your household made Contributions to the above referenced official/candidate?

             Yes             No

If yes, please provide details of such Contribution:

The undersigned hereby certifies that (i) all information provided herein is accurate and complete; and (ii) none of the Contributions or payments set forth above was made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Name:

Signature:

Date:

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Appendix C – Liquidating Trade Pre-Approval Request Form

Preclearance from the CCO is required for all transactions as set forth in the Personal Trading Policy contained in this Code of Ethics. The CCO will check the Firm’s Restricted List (as defined in the Code of Ethics) prior to granting approval. Please complete this form and return it to the CCO.

Employee Name:

Account Holder(s):

Relationship to Employee:

Type of Security:

Issuer:

Sell:	Quantity:	Current Price:

Sell:	Quantity:	Current Price:

Sell:	Quantity:	Current Price:

I REPRESENT THAT:

(i)	I am not in possession of material nonpublic information concerning or affecting the issuer(s);
(ii)	I am not aware of a pending research report involving or relating to the issuer(s);
(iii)	I am not aware of a material pending client or proprietary trade involving these securities;
(iv)	These trades conform to the Personal Trading Policy contained in the Anthony Capital Code of Ethics; and
(v)	If approved, I understand that the authorization is valid only on the same business day as the approval.

Name:

Signed:

Date:

APPROVAL:

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Appendix D – Initial/Annual Holdings Report

D. (1.) REPORTABLE SECURITIES HOLDINGS

Name of Employee:

The following sets forth all Covered Accounts and Non-Discretionary Managed Accounts (as defined in the Personal Trading Policy) holding Reportable Securities and Limited Offerings as of                                                                                                .

Name on Account	Relationship to Employee	Broker, Dealer or Bank Where Securities Held	Type of Account	Discretionary or Non- Discretionary	Date of Statement of Holdings provided	Account Number

              I have no Covered Accounts or Non-Discretionary Managed Accounts.

              Please see the attached brokerage statement(s) provided to the CCO that contains information regarding the Reportable Securities (and to the extent applicable, Limited Offerings) above including the name on the account, title and type of securities held, security identifier/CUSIP, number of shares, amount held and the name of the broker, dealer or bank holding the positions on the covered person’s behalf.

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D. (2.) NON-REPORTABLE SECURITIES HOLDINGS

Please list below all additional brokers, dealers or banks where the Employee or Covered Account that holds anything other than Reportable Securities. This includes, but is not limited to, 401K accounts, IRAs and 529 plans. Personal brokerage statements and statements for private investments do not have to be provided quarterly for securities that are not Reportable Securities, but the list of those accounts needs to be maintained with the CCO.

Please note that you are required to update the CCO promptly when a new Covered Account is opened or changed.

Name on Account	Relationship to Employee	Broker, Dealer or Bank Where Securities Held	Type of Account	Discretionary or Non- Discretionary	Date of Statement of Holdings provided	Account Number

                   I have no accounts described above that need to be disclosed.

The undersigned hereby certifies that (i) all information provided herein is accurate and complete; and (ii) he or she has not engaged in any transactions that would violate the Personal Trading Policy.

Name:

Signature:

Date:

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Appendix E – Limited Offerings Participation Request Form

Employee name:

Name of Organization:

Nature of Business:

Legal Status of Entity (corporation, LP, LLC):

Business Address:

Principals:

             Publicly Traded                                Privately Placed                             Non-Profit

To the best of your knowledge, does the company or any of its affiliates conduct or plan to conduct business with the Firm?            Yes              No

If yes, please explain:

To the best of your knowledge, has the company or anyone associated with the company been the subject of a disciplinary proceeding issued by a securities regulatory authority, or been found guilty of a criminal offense within the last ten years? Yes No

If yes, please explain:

Description of Limited Offering Transaction

(Please provide CCO with purchase and/or subscription agreement and related documentation)

Type and amount of securities you are investing in:

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Indicate the total dollar amount of your investment:

Do you own any other securities of the company or its affiliates?          Yes            No

If yes, please explain:

Estimate your total equity ownership interest in the company:                   %

Through your investment do you have the right to participate in management, or the right to board membership or board observation rights?         Yes        No

If yes, please explain:

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Appendix F – Outside Business Activity Pre-Approval and Insider Disclosure Statement

Outside Affiliations

1.	Other businesses in which I am engaged (i.e., take an active role):

Name of Business	Role

Name of Business	Role

2.	Entities by which I am employed or receive compensation:

Name of Entity	Affiliation or Title

Name of Entity	Affiliation or Title

3.	Business organizations in which I am an officer, director, partner or employee:

		Public Co. ☐	Yes	☐ No
Name of Entity	Affiliation or Title

		Public Co. ☐	Yes	☐ No
Name of Entity	Affiliation or Title

4.	Describe interests in any securities, financial or kindred business:

5.	Do you own a significant position in any publicly held company’s securities? Describe:

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Insider Disclosure

Please indicate below whether you or any member of your immediate family is an executive officer, director or 5% or greater stockholder of a public company?

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name:

Signature:

Date:

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Appendix G – Insider Trading Procedures

I.	Procedures Governing Communication with Third Parties

When Employees communicate with third parties there is a risk that they may obtain MNPI that restricts the Firm’s ability to purchase and sell securities. Anthony Capital has adopted specific procedures governing Employees’ interactions, which are designed to limit the Firm’s inadvertent receipt of potentially restricting information and to alert the Firm to any circumstance in which potentially restricting information has been conveyed to an Employee.

To help prevent unwanted receipt of MNPI, Employees generally should preface conversations with third parties with the statement that Anthony Capital (i) is a public investor, (ii) does not want to receive MNPI, (iii) will not agree to keep information confidential and (iv) will not agree to refrain from trading on that information (Anthony Capital will engage in its own, internal legal analysis on the lawfulness of any trading it contemplates and will comply with all legalrequirements).9 If an Employee receives requests for Anthony Capital to participate in investment or trading activities that convey the receipt of non-public information about an issuer or its securities, they are expected to notify the CCO immediately. The CCO will assess the nature of the information conveyed or anticipated, and determine whether or not to add the issuer to the Restricted List. Solicitations to participate in a private investment in public equity (“PIPE”), when the PIPE has not been publicly announced, conveys MNPI since a company’s need for financing reflects generally on the company’s financial situation. These are to be alerted to the CCO immediately so that the issuer can be added to the Restricted List.

II.	Procedures Governing Formal and Informal Confidentiality Agreements

In the normal course of business, Employees may be given the opportunity to learn of confidential information about an issuer provided pursuant to a confidentiality agreement between Anthony Capital and an issuer or an adviser to the issuer (e.g., when considering the purchase of a privately negotiated investment, such as bank debt). In order to track Anthony Capital’s obligations and assess any potential restrictions on trading as a result of receipt of confidential information, all confidentiality agreements must be reviewed, approved, and maintained by the CCO, and the relevant Employees, in consultation with the CCO, will determine if the issuer should be placed on the Restricted List.

The opportunity to learn of confidential information about an issuer, and the confidential information itself, may be presented orally (e.g., via a call from a bank or broker acting as adviser or agent of an issuer) to Anthony Capital. At times, the party providing the information by telephone may follow up with an email to the Firm which assigns certain legal terms to the confidential information provided (which may or may not have been conveyed orally) and either requests a confirmation by email of those terms or asserts that such terms have already been agreed to orally. It is important that no one other than the CCO reply to any emailed “over-the-wall” confidentiality agreements. Accordingly, if you receive (or if you have any question about whether you may have received) an “over-the-wall” confidentiality agreement, you should contact the CCO immediately.

[9]	Conversations that Employees may have about a public company with the senior management of that public company pose significantly less risk of trading restrictions and of appearance issues, since senior company managers are expected to understand and comply with their duties to not selectively disclose their companies’ MNPI, and Anthony Capital does not pay for the time of these senior company managers. These interactions nonetheless could result in the receipt of MNPI and Employees are expected to notify the CCO immediately, as required by the Insider Trading Policy, if the Employee believes that he or she has received what may be MNPI during any suchinteraction.
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III.	Required Pre-Approval for Service as a Director or on a Creditor’s Committee or in a Similar Capacity

Employees may not serve as a director to any company or entity without obtaining the CCO’s written pre-approval. Employees may not serve on a creditors’ committee (whether formal or informal), or in a similar capacity, without obtaining the CCO’s written pre-approval. Service in these capacities may give Employees access to one or more of the following: (i) information subject to the attorney-client privilege (e.g., communications from counsel hired by a creditors’ committee); (ii) non-public company information (e.g., corporate information shared with the board of directors); and (iii) confidential information (e.g., ad hoc committee members’ strategies, shared under a confidentiality agreement). Potential trading restriction issues will be addressed in determining whether to approve the proposed service, as may be other considerations, including the potential liability and conflicts of interest associated with such positions.

Employees generally should not share Anthony Capital’s confidential information with companies on whose boards or committees the Employee sits. In a situation where the Employee believes that sharing Anthony Capital’s confidential information may be in the best interest of the Firm’s Clients; the Employee should consult the CCO.

IV.	Required “Special Relationship” Reporting

Employees have an ongoing responsibility to notify Anthony Capital, on the “Additional Procedures for Special Relationships Form” attached, about any “Special Relationship” that they have with a spouse, significant other, family member or household member whose work provides the person with MNPI about companies that issue tradable securities (whether the companies are public or private), and with whom the Employees physical proximity and regularity of contact could result in the circumstantial appearance that the person has shared such information with the Employee.

The Additional Procedures for Special Relationships Form also must be used to notify Anthony Capital if the Employee’s spouse, significant other, family member or household member (i) is running for a board position or involved in a proxy contest at a public company; (ii) conducts business with or works for an entity that conducts business with Anthony Capital; or (iii) works for, or on behalf of, any newspaper, radio, television, magazine, Internet, or other media organization.

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ADDITIONAL PROCEDURES FOR SPECIAL RELATIONSHIPS

Anyone who is required to acknowledge Anthony Capital’s Insider Trading Policy also must comply with the following requirements.

1.	Notify the CCO about any Special Relationship that you have with a spouse, significant other, family member or household member whose work provides that person with MNPI about companies that issue securities (whether the companies are public or private), and with whom your physical proximity and the regularity of your contact could result in the circumstantial appearance that the person has shared such information with you. This notification is required when you (i) begin work for Anthony Capital; (ii) the person with whom you have the Special Relationship begins employment or assumes some other position that provides him or her with MNPI; and/or (iii) when you enter into a relationship with someone who already has such a position.

2.	Notify the CCO when someone with whom you have a Special Relationship is running for a board position or involved in a proxy contest at a public company.

3.	Notify the CCO if your spouse, significant other, family member or household member conducts business with or works for an entity that conducts business with Anthony Capital.

4.	Prevent Anthony Capital l from receiving third-party confidential information. Advise persons with whom you have a Special Relationship that they should not disclose to you any confidential information. If you inadvertently receive any confidential information through a Special Relationship, you may not discuss that information with anyone at Anthony Capital, except with the CCO, to the extent necessary, to evaluate whether the information restricts the Firm.

5.	Notify Anthony Capital immediately about particular engagements. Immediately inform the CCO when you become aware that someone with whom you have a Special Relationship has begun or is involved in a particular engagement or project (e.g., work in connection with a proposed tender offer) giving them access to MNPI that could result in the circumstantial appearance that they have shared such information with you. Provide this notice as soon as you learn either that the person with whom you have the special relationship has started or is engaged in such work. Similarly, if you are working on a transaction for Anthony Capital in which you know a person with whom you have a Special Relationship also has an interest, or even if you are only involved in discussions about such a transaction, you are expected to notify the CCO. Additional procedures may be adopted, depending on the circumstances.

6.	Keep Anthony Capital information confidential. All information obtained in the course of work for Anthony Capital generally must not be discussed with anyone outside of the Firm without the CCO’s written pre-approval.
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